UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 6, 2006
GNC CORPORATION
GENERAL NUTRITION CENTERS, INC.
(Exact names of registrants as specified in their charters)

Delaware	333-116040	72-1575170
Delaware	333-114502	72-1575168
(States of incorporation)	(Commission File Nos.)	(I.R.S. Employer Identification Nos.)
300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)
(412) 288-4600
(Registrants’ telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (d) The board of directors of each of GNC Corporation (“GNC”) and General Nutrition Centers, Inc. (“Centers”) has appointed John Ranelli as a director effective July 6, 2006 to fill a vacancy on each of the boards of directors. It has not been determined at this time whether Mr. Ranelli will serve on any committee of the boards of directors.
     Mr. Ranelli was Chairman, President, and Chief Executive Officer of FGX International, a global optical and jewelry company, from 1999 to 2005. From 1996 to 1999, Mr. Ranelli was Executive Vice President of Stride Rite Corporation, a publicly traded footwear company. Prior to joining Stride Rite, Mr. Ranelli served as a director and as Chief Operating Officer of Decker’s Outdoor Corporation, a publicly traded footwear and apparel manufacturer. Mr. Ranelli has also held executive positions with TLC Beatrice and The Timberland Company. Mr. Ranelli has been a director of Amscan Holdings, Inc. since 2005.
     GNC’s stockholders’ agreement, dated December 5, 2003, gives Apollo Investment Fund V, L.P., an affiliate of Apollo Management V, L.P., the right to nominate all of the members of GNC’s board of directors and, until the occurrence of certain events, the right to vote all shares of GNC’s common stock and preferred stock subject to the stockholders’ agreement on all matters.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated: July 6, 2006

GNC CORPORATION GENERAL NUTRITION CENTERS, INC. (Registrants)

By:	/s/ Curtis J. Larrimer

Curtis J. Larrimer Executive Vice President and Chief Financial Officer

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